Exhibit 3.02

NORTHERN STATES POWER COMPANY
(a Wisconsin corporation)

AMENDED AND RESTATED BY-LAWS
(as amended and restated September 26, 2013)

ARTICLE I.
Meetings of the Shareholders

Section 1.    Annual Meeting. The annual meeting of the shareholders of the Company shall be held at such time and place, either within or without the State of Wisconsin, as the Board of Directors may by resolution from time to time determine for the purpose of electing Directors and for the transaction of such other business as may be brought before the meeting. If for any reason the annual meeting shall not be held at the time herein provided for, the same may be held at any time thereafter upon notice as hereinafter provided, or the business thereof may be transacted at any special meeting called for that purpose.

Section 2.    Special Meetings. Special meetings of the shareholders of the Company may be called by the Chairman of the Board, the President or by order of the Board of Directors whenever they deem it necessary. The corporation shall call a special meeting of shareholders if the holders of at least 10 percent of all of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the corporation one or more written demands for the meeting describing one or more purposes for which it is to be held. The corporation shall give notice of such a special meeting within thirty (30) days after the date that the demand is delivered to the corporation. Such special meetings shall be held at a location, either within or without the State of Wisconsin, as may be stated in the notice of the meeting.

Section 3.    Notice of Meetings. Notice of the time and place of the annual and of each special meeting of shareholders shall be given by the Secretary, at least 48 hours before such meeting, to each of the shareholders entitled to vote at such meeting, by mail or other method of delivery, telephone, including voice mail, answering machine or any other electronic means, including facsimile and email, or by any means then allowed by law. The notice of the special meeting shall also set forth the objects of the meeting. Any or all of the shareholders may waive notice of any annual or special meeting, and the presence of any shareholder in person or by proxy at any meeting shall be deemed a waiver of notice thereof by him. Meetings of the holders of stock may be held at any time and place and for any purpose without notice when all of the shareholders entitled to vote at such meeting are present in person or by proxy or shall waive notice and consent to the holding of such meeting.

Section 4.    Voting at Shareholders’ Meetings. At all meetings of the shareholders, each shareholder entitled to vote at each meeting shall be entitled to one vote for each share of stock standing registered in his name at the time of the closing of the transfer books for such meeting, or if such transfer books shall not have been closed, then for each share of stock standing registered in his name at the time of such meeting, which vote may be given personally or by proxy authorized in writing.

Section 5.    Quorum and Voting Requirements. Shares may take action on a matter at a meeting only if a quorum of the shares exists. Except as otherwise provided in the Articles of Incorporation or the Wisconsin Business Corporation Law, a majority of the shares shall constitute a quorum. If a quorum exists, except in the case of the election of directors, action on a matter shall be approved if the votes cast favoring the action exceed the votes cast opposing the action. Each director shall be elected by a plurality of the votes cast by the shares at a meeting at which a quorum is present. In any case, in the absence of a quorum, the shareholders attending or represented at the time and place at which a meeting shall have been called may adjourn such meeting from time to time and place to place until a quorum shall be present, and at any adjourned meeting at which a quorum shall be present any business may be transacted which might have been transacted by a quorum of the shareholders at the meeting as originally convened.

Section 6.    Presiding Officer and Secretary. The Chairman of the Board shall preside at all meetings of the shareholders, and in his absence or disability or at his request the President shall preside, and in the absence or disability of both said officers a Vice President shall preside. The Secretary or Assistant Secretary of the Company shall act as Secretary at all meetings of the shareholders, but in their absence the shareholders or presiding officer may appoint any person to act as Secretary of the meeting.

Section 7.    Action Without a Meeting. An action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by all of the shareholders entitled to a vote on such action. The written action is effective when it has been signed, or consented to, by all of those shareholders, unless a different time is provided in the written action.

ARTICLE II.
Board of Directors

Section 1.    Number, Qualification and Vacancies.

Par. 1.     The business and property of the Company shall be managed and controlled by a Board composed of at least three (3) Directors, which may be increased to such greater number, not exceeding seven (7), as may be determined by the Board of Directors or by the shareholders in accordance with the provisions of this Article. The number of directors shall be determined by the Board of Directors, and if the Board fails to make such determination then the number may be determined by the shareholders.

Par. 2. A Director shall hold office until the next annual meeting of the shareholders and until his successor is elected and qualified.

Par. 3. During the intervals between annual meetings the number of Directors may be increased, and may be decreased by the number of vacancies then existing, by the Board of Directors, within the limitations of Section 1, Par. 1, of this Article, and in case of any such increase the Board may fill the vacancies so created.

Par. 4. Vacancies in the Board of Directors may be filled by the remaining members of the Board though less than a quorum.

Section 2.    Place of Meeting. Any meeting of the Board of Directors may be held at the principal office of the Company, or at any other place within or without the State of Wisconsin which may be from time to time established by the By-Laws of the corporation or by resolution of the Board, or which may be agreed to in writing by a majority the Directors of the corporation.

Section 3.    Regular and Special Meetings. Regular meetings of the Board may be held at such times and places, either within or without the State of Wisconsin as the Board of Directors may by resolution from time to time determine. Special meetings of the Board shall be held whenever called by the Chairman of the Board, President, Secretary or any two Directors in writing. No notice of regular meetings of the Board need be given. Notice of each special meeting shall be given to each Director in person; by mail or other method of delivery; by telephone, including voice mail; answering machine or answering service; or by other electronic means, including facsimile or e-mail or by any means then allowed by law at least 24 hours’ before the meeting. All or any of the Directors may waive notice of any meeting and the presence of a Director at any meeting of the Board shall be deemed a waiver of notice thereof by him.

Section 4.    Quorum. A majority of the Directors in office at a meeting regularly called shall constitute a quorum. In the absence of a quorum the Directors present at the time and place at which a meeting shall have been duly called may adjourn the meeting from time to time and place to place until a quorum shall be present.

Section 5.    Indemnification.

Par. 1. Generally. The Company shall indemnify any person who is or was a Director, officer, employee, or agent of the Company to the extent and in the manner required or permitted by the provisions of the Wisconsin Business Corporation Law, as amended from time to time, and shall pay or reimburse any and all expenses as permitted therein. All capitalized terms used in the Section 5 and not otherwise defined shall have the meaning set forth in Section 180.0850 of the Wisconsin Business Corporation Law.

Par. 2. Determination of Eligibility. All determinations of whether a person is entitled to indemnification shall be made:

(i)	by a majority vote of a quorum of the Board of Directors consisting of Directors who are not at the time parties to the same or related proceedings;

(ii)
if a quorum of disinterested Directors cannot be obtained, by majority vote of a committee duly appointed by the Board of Directors and consisting solely of two or more Directors who are not at the time parties to the same or related proceedings;

(iii)
by independent legal counsel selected by a quorum of the Board of Directors or its committee in the manner prescribed in clauses (i) and (ii) or, if unable to obtain such a quorum or committee, by a majority vote of the full Board of Directors, including Directors who are parties to the same or related proceedings;

(iv)	by the sole shareholder of the Company; or

(v)	by a court, as provided in the Wisconsin Business Corporation Law.
Par. 3. Required Undertakings. The payment or reimbursement of a person’s expenses under Par. 1 of this Section 5 shall be conditioned upon the person providing:

(i)	a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the Company; and

(ii)
a written undertaking, executed personally or on his or her behalf, to repay the allowance and, if required by the Company, to pay reasonable interest on the allowance to the extent that it is ultimately determined that indemnification is not required or permitted and that indemnification is not ordered by a court.

Par. 4. Insurance. The Company may purchase and maintain insurance on behalf of a Director, officer, employee, or agent of the Company against any liability asserted against or incurred by such person in his or her capacity as such or arising from his or her status as such, regardless of whether the Company is required or permitted to indemnify against any such liability under this Section 5.

Par. 5. Nonexclusivity of Section 5. The rights of a Director, officer, employee, or agent granted under this Section 5 shall not be deemed exclusive of any other rights to indemnification against liabilities or allowance of expenses that such person may be entitled to under any written agreement, Board resolution, vote of shareholders of the Company, or otherwise.

Par. 6. Contractual Nature of Rights. This Section 5 shall be deemed to be a contract between the Company and each indemnified person, and any repeal or other limitation of this Section 5 or any repeal or limitation of the Wisconsin Business Corporation Law or any other applicable law shall not limit any rights of indemnification or allowance of expenses then existing or arising out of events, acts or omissions occurring prior to such repeal or limitation, including, without limitation, the right to indemnification or allowance of expenses for proceedings commenced after such repeal or limitation to enforce this Section 5 with regard to acts, omissions or events arising prior to such repeal or limitation.

Par. 7. Continuation of Indemnification. The indemnification provided by this Section 5 shall continue as to a person who has ceased to be a Director, officer, employee, or agent of the Company and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Par. 8. Severability. If any provision in this Section 5 shall be deemed invalid or inoperative, or if a court of competent jurisdiction determines any provision of this Section 5 contravene public policy, this Section 5 shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such provisions which are invalid or inoperative or which contravene public policy shall be deemed, without further action or deed by or on behalf of the Company, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable; it being understood that it is the Company’s intention to provide the Directors, officers, employees and agents of the Company with the broadest possible protection against personal liability allowable under the Wisconsin Business Corporation Law.

Section 7.    Telephonic Meetings. Only as herein provided, members of the Board of Directors (and any committees thereof) may participate in regular or special meetings by, or through the use of, any means of communication by which all participants may simultaneously hear each other, such as by conference telephone. If a meeting is conducted by such means, then at the commencement of such meeting the Chairman of the Board (or chairman of the committee) shall inform the participating Directors that a meeting is taking place at which official business may be transacted. Any participant in a meeting by such means shall be deemed present in person at such meeting.

Section 8.    Action Without Meetings. Action required or permitted to be taken at the Board of Directors meeting may be taken without a meeting if the action is taken by all the Directors in office when the action is taken. The action shall be evidenced by one or more written consents describing the action taken, signed by each Director, or consented to by authenticated electronic communication, consenting to such action.

ARTICLE III.
Committees

Section 1.    Creation and Powers. The Board of Directors by resolution adopted by the affirmative vote of a majority of all of the directors then in office may create one or more committees, appoint members of the Board of Directors to serve on the committees and designate other members of the Board of Directors to serve as alternates. Each committee shall have at least one member who shall, unless otherwise provided by the Board of Directors, serve at the pleasure of the Board of Directors. A committee may be authorized to exercise the authority of the Board of Directors, except that a committee may not do any of the following: (a) approve or propose to shareholders action that the Wisconsin Business Corporation Law requires to be approved by shareholders; (b) adopt, amend or repeal any bylaw of the corporation. Unless otherwise provided by the Board of Directors in creating the committee, a committee may employ counsel, accountants and other consultants to assist it in the exercise of its authority.

Section 2.    Meetings and Quorum. A committee meeting shall be held at such time and place as the committee shall fix or whenever called by order of the Chairman of the Board, the President, or a majority of the committee. A majority of the members of a committee shall constitute a quorum. A committee shall cause to be kept a full and accurate record of all of its acts and proceedings.

ARTICLE IV.
Officers

Section 1.    Designation, Term and Vacancies. The general officers of the corporation may be a Chairman of the Board, a President, and one or more Vice Presidents any of whom may have such additional designation as the Board of Directors may provide, a Secretary and one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers, a Controller and such subordinate officers as may from time to time be elected by the Board of Directors. The filling of the office of Chairman of the Board shall be discretionary with the Board of Directors. If such office be vacant, the functions thereof shall be performed by the office of the President. Any two or more of the offices may be held by the same person. Vacancies occurring among the officers of the corporation shall be filled by the Board of Directors. All officers elected by the Board shall hold office until the next annual meeting of the Directors and until their successors are elected and qualified, provided, however, that any officer may be removed at any time by the affirmative vote of a majority of the whole Board. All other officers, agents and employees shall hold office during the pleasure of the Board.

Section 2.    Chief Executive Officer. The Chief Executive Officer shall have general active management of the business of the Company and perform such other duties as may prescribed by the Board of Directors.

Section 3.    Duties of Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors and shall have such other powers and perform such other duties as may be prescribed by the Board.

Section 4.    President. The President shall have general supervision and direction of the affairs of the Company and shall have all the powers and duties appurtenant to the office of President of a corporation. The President shall preside at meetings of the Board of Directors in the absence or disability of the Chairman of the Board. The President shall have power to make and sign agreements in the name and behalf of the Company; shall report to the Board all matters within his of her knowledge which the interest of the Company may require to be brought to their notice; shall make such other reports to the shareholders and the Board as may be required; and shall perform all such other duties as are properly required by the Board.

Section 5.    Vice President. Any one or more of the vice presidents may be designated by the Board as a vice president, an executive vice president or a senior vice president or as otherwise determined by the Board, and each vice president shall have such powers and perform such duties as may from time to time be assigned to them respectively by the Board of Directors, the Chairman or the Chief Executive Officer.

Section 6.    Secretary. The Secretary shall give, or cause to be given, notice of all meetings of shareholders and Directors and all other notices required by law or the By-Laws of the Company and in case of the Secretary’s absence or refusal or neglect so to do, any such notices may be given by any person thereunto directed by the President or by the Directors and shareholders, upon whose requisition the meeting is called as provided in the By-Laws. The Secretary shall record all proceedings of the meetings of the shareholders and the Directors and any committees of the corporation in the book or books to be kept for that purpose, and shall perform such other duties as may be assigned by the Directors, the Chairman or by the Chief Executive Officer.

Section 7.    Assistant Secretary. Each Assistant Secretary shall be vested with all the powers and shall perform all the duties of the Secretary in the absence or disability of the latter and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman, the Chief Executive Officer or the Secretary.

Section 8.    Chief Financial Officer. The Chief Financial Officer shall keep accurate financial records for the Company, deposit all money, drafts, and checks in the name of and to the credit of the Company in the banks and depositories designated by the Board; endorse for deposit all notes, checks, and drafts received by the Company as ordered by the Board of Directors, making proper vouchers therefor; disburse corporate funds and issue checks and drafts in the name of the Company; render to the Chief Executive Officer and the Board, whenever requested, an account of all transactions by the Chief Financial Officer and of the financial condition of the Company; and perform other duties prescribed by the Board, the Chairman or by the Chief Executive Officer.

Section 9.    Treasurer. The Treasurer, if there be one, shall perform such duties and have such powers as the Board of Directors, the Chairman, Chief Executive Officer or the Chief Financial Officer may from time to time prescribe.

Section 10.    Assistant Treasurer. Each Assistant Treasurer shall be vested with all the powers and shall perform all the duties of the Treasurer in the absence or disability of the latter, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman, the Chief Financial Officer, the Chief Executive Officer or Treasurer.

Section 11.    Controller. The Controller shall establish and enforce accounting policies and procedures, and establish and implement internal accounting control practices and systems to preserve the integrity and accuracy of the Company’s books of accounts. The Controller shall perform such other duties as the Board of Directors, the Chairman, Chief Executive Officer or Chief Financial Officer may from time to time prescribe or require.

Section 12.    Execution of Cheques, etc. Cheques, drafts, acceptances, bills of exchange and promissory notes of the Company shall be signed in such manner as may from time to time be directed by resolution of the Board.

Section 13.    Duties and Delegation of Duties. Each officer shall have the authority and shall perform the specific duties reflected under the officer titles noted in sections 2 – 11 above. In addition they shall perform the duties as may be assigned by the Board of Directors, the Chairman of the Board, or the President, or as shall be conferred or required by law or these Bylaws, or as shall be normally incidental to the office. Unless prohibited by the Board, an officer may, without the approval of the Board, delegate in writing to any other person some or all of the duties and powers of his or her office to other persons. The President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and any Vice President of the Company, and any other person or persons pursuant to delegated authority or as may be designated or authorized from time to time by the Board or the Chief Executive Officer may execute and deliver contracts, deeds, mortgages, notes checks, conveyances, releases of mortgages and other instruments and contracts on behalf of the Company and otherwise may bind the Company.

ARTICLE V.
Shares of Stock

Section 1.    Certificates of Stock. All certificates for shares of the capital stock of the Company shall be in such form not inconsistent with the Articles of Incorporation of the Company as shall be approved by the Board of Directors, and shall be signed by the President or any Vice President and by the Secretary or Assistant Secretary, and shall not be valid unless so signed. All certificates shall be consecutively numbered, and the name of the person owning the shares represented thereby, with the number of such shares and the date of issuance, shall be entered on the Company’s books. All certificates surrendered shall be canceled, and no new certificate issued until the former certificate for the same number of shares shall have been surrendered and canceled, except in cases provided for in Section 4 of this Article.

Section 2.    Transfer of Shares. Shares of stock of the corporation shall be transferable in person or by attorney by the endorsement and delivery of the stock certificate and the registry of such transfer on the books of the corporation. The transfer books of the corporation may be closed for such period as the Board of Directors shall direct previous to and on the day of the annual or any special meeting of the shareholders, and may also be closed by the Board for such time as may be deemed advisable for dividend purposes, and during such time no stock shall be transferable.

Section 3.    Addresses of Shareholders. Every shareholder shall furnish the Secretary with an address to which notices of meetings and all other notices may be served upon or mailed to him, and in default thereof notices may be addressed to him at his last known address.

Section 4.    Lost and Destroyed Certificates. The Board of Directors may direct that a new certificate or certificates may be issued in place of any certificate or certificates theretofore issued by the Company, alleged to have been lost or destroyed, and the Board of Directors, when authorizing the issuance of such new certificate or certificates, may in their discretion and as a condition precedent thereto, require the owner of such lost or destroyed certificate or certificates, or his legal representatives, to give to the Company a bond in such sum as they may direct as indemnity against any claim that may be made against the Company.

Section 5.    Regulations. The Board of Directors shall have power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificates for shares of the capital stock of the Company.

ARTICLE VI.
Dividends and Distributions.

Any dividends or other distributions declared upon the stock shall be payable upon such dates as may be from time to time fixed by the Board.

ARTICLE VII.
Seal.

The Company may, but need not, have a corporate seal. If the Company has a corporate seal, the use of the seal by the Company on a document is not required, and the use or nonuse of the seal does not affect the validity, recordability, or enforceability of a document or act. The seal need include only the word "Seal," but it may also include a part or all of the name of the Company and a combination, derivation, or abbreviation of either or both of the phrases "Wisconsin" and "Corporate Seal." If a corporate seal is used, it or a facsimile of it may be affixed, engraved, printed, placed, stamped with indelible ink, or in any other manner reproduced on any document.

ARTICLE VIII.
Amendment of By-Laws.

These By-Laws may be altered, amended or repealed by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote thereat at any regular or special meeting of the shareholders of the Company if notice of the proposed alteration or amendment or repeal be contained in the notice of such meeting, or by the affirmative vote of a majority of the Board of Directors of the Company.